As filed with the Securities and Exchange Commission on January 23, 1998
                                                 Registration No. 333-_________
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                          TOWNE FINANCIAL CORPORATION
              (Exact name of registrant specified in its charter)

              OHIO                                     31-1334563
  (State of Incorporation)                (I.R.S. Employer Identification No.)

                                4811 Cooper Road
                              Blue Ash, Ohio 45242
                    (Address of Principal Executive Offices)
                                ---------------

                          TOWNE FINANCIAL CORPORATION
                             1997 STOCK OPTION PLAN
                            (Full title of the plan)
                                ---------------

                            RICHARD J. VALLEAU, ESQ.
                                 CORS & BASSETT
                       1200 CAREW TOWER, 441 VINE STREET
                             CINCINNATI, OHIO 45202
                                 (513)852-8204
           (Name, address and telephone number of agent for service)
                                ---------------

                                            CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                        PROPOSED                PROPOSED
       TITLE OF                  AMOUNT                  MAXIMUM                 MAXIMUM                 AMOUNT OF
      SECURITIES                  TO BE              OFFERING PRICE            AGGREGATE               REGISTRATION
   TO BE REGISTERED            REGISTERED               PER SHARE           OFFERING PRICE(1)               FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock,
 par value $1.00              20,000 shares              $27.50                 $550,000                   $167
=======================  ======================= ======================= =======================  ======================

         (1) Estimated solely for the purpose of calculating the registration fee. The Corporation's stock trades infrequently. All recent trades have been at a price of $27.50 per share.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Towne Financial Corporation (the "Corporation") with the Securities and Exchange Commission (Common File No. 020144) are incorporated by reference into this Registration Statement:

         (a) The Corporation's Annual Report on Form 10-KSB for the year ended June 30, 1997;

         (b)   The Corporation's 1997 Annual Report to Shareholders;

         (c) The Corporation's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997; and

         (d) The description of the Corporation's Common Stock as contained in the Registration Statement on Form S-1, effective February 6, 1993, and all amendments or reports filed for the purpose of updating such description prior to the termination of the offering of Common Stock hereby.

         All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), prior to the termination of this offering shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference hereby shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                                    EXPERTS

         The consolidated financial statements incorporated in this Registration Statement by reference from the Corporation's Annual Report to Shareholders for the year ended June 30, 1997 have been audited by Grant Thornton LLP, independent auditors, as stated in their report which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

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



ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 1701.13(E) of the Ohio Revised Code (the "Revised Code") provides as follows:

         (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

                  (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that despite the adjudication of liability, but in view of all of the circumstances of the

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



         case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

                  (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

         (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

         (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

                  (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

                  (b)  If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

                  (c)  By the shareholders,

                  (d) By the court of common pleas or the court in which such action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

         Any determination made by the disinterested directors under division
(E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

                  (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

                  (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

                  (ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

                  (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager or agent in defending any action, suit, or proceeding referred to in division
         (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

         (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

         (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to divisions (E)(5), (6), or (7).

         (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

         Section 1701.13 (F)(7) of the Revised Code provides as follows:

         (F) In carrying out the purposes stated in its articles and subject to limitations prescribed by law or in its articles, a corporation may:

         (7) Resist a change or potential change in control of the corporation if the directors by a majority vote of a quorum determine that the change or potential change is opposed to or not in the best interests of the corporation:

                  (a) Upon consideration of the interests of the corporation's shareholders and any of the matters set forth in division (E) of section 1701.59 of the Revised Code; or

                  (b) Because the amount or nature of the indebtedness and other obligations to which the corporation or any successor or the property of either may become subject in connection with the change or potential change in control provides reasonable grounds to believe that, within a reasonable period of time, any of the following would apply:

                  (i) The assets of the corporation or any successor would be or become less than its liabilities plus its stated capital, if any;

                  (ii) The corporation or any successor would be or become insolvent;

                  (iii) Any voluntary or involuntary proceeding under the
                        federal bankruptcy laws concerning the corporation or any successor would be commenced by any person.

         Section 1701.59 of the Revised Code provides as follows:

         (A) Except where the law, the articles, or the regulations require action to be authorized or taken by shareholders, all of the authority of a corporation shall be exercised by or under the direction of its directors. For their own government, the directors may adopt bylaws that are not inconsistent with the articles or the regulations. The selection of a time frame for the achievement of corporate goals shall be the responsibility of the directors.

         (B) A director shall perform his duties as a director, including his duties as a member of any committee of the directors upon which he may serve, in good faith, in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In performing his duties, a director is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by:

                  (1) One or more directors, officers, or employees of the corporation who the director reasonably believes are reliable and competent in the matters prepared or presented;

                  (2) Counsel, public accountants, or other persons as to matters that the director reasonably believes are within the person's professional or expert competence;

                  (3) A committee of the directors upon which he does not serve, duly established in accordance with a provision of the articles or the regulations, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

         (C)  For purposes of division (B) of this section:

                  (1) A director shall not be found to have violated his duties under division (B) of this section unless it is proved by clear and convincing evidence that the director has not acted in good faith, in a manner he reasonably believes to be in or not opposed to the best interest of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances, in any action brought against a director, including actions involving or affecting any of the following:

                  (a) A change or potential change in control of the corporation, including a determination to resist a change or potential change in control made pursuant to division (F) (7) of section 1701.13 of the Revised Code;

                  (b) A termination or potential termination of his service to the corporation as a director;

                  (c) His service in any other position or relationship with the corporation.

                  (2) A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause reliance on information, opinions, reports, or statements that are prepared or presented by the persons described in divisions (B)
         (1) to (3) of this section to be unwarranted.

                  (3) Nothing contained in this division limits relief available under section 1701.60 of the Revised Code.

         (D) A director shall be liable in damages for any action he takes or fails to take as a director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation. Nothing contained in this division affects the liability of directors under section 1701.95 of the Revised Code or limits relief available under section 1701.60 of the Revised Code. This division does not apply if, and only to the extent that, at the time of a director's act or omission that is the subject of complaint, the articles or the regulations of the corporation state by specific reference to this division that the provisions of this division do not apply to the corporation.

         (E) For purposes of this section, a director, in determining what he reasonably believes to be in the best interests of the corporation, shall consider the interests of the corporation's shareholders and, in his discretion, may consider any of the following:

                  (1) The interests of the corporation's employees, suppliers, creditors, and customers;

                  (2)  The economy of the state and nation;

                  (3)  Community and societal considerations;

                  (4) The long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

         (F) Nothing contained in division (C) or (D) of this section affects the duties of either of the following:

                  (1) A director who acts in any capacity other than his capacity as a director;

                  (2) A director or a corporation that does not have issued and outstanding shares that are listed on a national securities exchange or are regularly quoted in an over-the counter market by one or more members of a national or affiliated securities association, who votes for or assents to any action taken by the directors of the corporation that, in connection with a change in control of the corporation, directly results in the holder or holders of a majority of the outstanding shares of the corporation receiving a greater consideration for their shares than other shareholders.

Code of Regulations

         The Corporation's Code of Regulations provides that the Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the Revised Code.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.           EXHIBITS.

         The following exhibits are filed as part of this Registration
Statement:

         4.1 Amended Articles of Incorporation Exhibit 3.2 to Registration Statement on Form S-1 (No. 33-43347) is incorporated herein by reference.

         4.2 Code of Regulations Exhibit 3.3 to Registration Statement on Form S-1 (No. 33- 43347) is incorporated herein by reference.

         4.3 Towne Financial Corporation 1997 Stock Option Plan Appendix A to the Corporation's Definitive Proxy Statement for the Annual Meeting of Shareholders held on October 29, 1997 is incorporated herein by reference.

         5     Opinion and consent of Cors & Bassett

         23.1     Consent of Cors & Bassett (included in Exhibit 5).

         23.2     Consent of Grant Thornton LLP.

         24       Powers of Attorney (included on signature page of the
Registration Statement).

ITEM 9.           UNDERTAKINGS.

         (a)      The undersigned Corporation hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)   To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

                           (ii)  To reflect in the prospectus any facts or
events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                           (iii) To include any material information with
respect to the plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this
Item 9 do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Blue Ash, State of Ohio, on January 21, 1998.

                                           TOWNE FINANCIAL CORPORATION


                                           By: /s/ Ralph E. Heitmeyer
                                             ----------------------------------
                                              Ralph E. Heitmeyer, President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William S. Siders and Joseph L. Michel, each with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                                            Title                             Date
---------                                            -----                             ----
/s/ Neil S. Strawser                     Chairman of the Board and                January 21, 1998
-----------------------------------      Director
Neil S. Strawser

/s/ Ralph E. Heitmeyer                   President and Director                   January 21, 1998
---------------------------------
Ralph E. Heitmeyer

/s/ William S. Siders                    Executive Vice President and             January 21, 1998
-----------------------------------      Director
William S. Siders

/s/ Herb L. Krombholz                    Vice President and Director              January 21, 1998
--------------------------------
Herb L. Krombholz

/s/ William T. Thornell                  Vice President and Director              January 21, 1998
----------------------------------
William T. Thornell

/s/ Joseph L. Michel                     Chief Financial Officer, Vice            January 21, 1998
-----------------------------------      President and Treasurer
Joseph L. Michel

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